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                                [LOGO FOR SMTC]


                              CONTRACT AGREEMENT

                                      for

                                     XPEED

                                 June 07, 2000

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This Contract Agreement ("Agreement") is entered into this ____ day of June 2000
("Effective Date") by and between SMTC MANUFACTURING CORPORATION (SMTC), having its place of business __________________ and XPEED Corp. having its place of business at 99 West Tasman Drive, Suite 110, San Jose, CA 95134.

     WHEREAS SMTC is engaged, inter alia, in the contract electronic manufacturing and related services in North America, Europe and Mexico;

     AND WHEREAS XPEED has agreed to purchase and SMTC has agreed to provide the services and materials hereinafter described in connection with the manufacturer of XPEED's products.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto agree with the other as follows:


ARTICLE 1.00 - DEFINITIONS
--------------------------

          In this Agreement, unless the context otherwise requires;

1.1 "Assembly Charges" means the charges detailed in Schedules "1-5" to this Agreement, including without limitation charges for board level assembly, in-circuit test, functional testing, system level assembly, system level test packaging and shipping FOB SMTC plant of manufacturer in San Jose, California of all finished Product;

1.2 "Forecast" means the Product projections detailed in Schedule "2" to this Agreement which shall be updated monthly by XPEED on or before the 15th of each month;

1.3 "Inventory" means all components that are specifically required and purchased on behalf of XPEED for the manufacture of Products.

1.4 "Master Bill of Material" means the items detailed in Schedules "1-5" to this Agreement;

1.5 "Product(s)" means XPEED's products which shall be manufactured by SMTC hereunder;

1.6 "Property" means any raw material, tooling and fixtures, or test equipment provided by XPEED to SMTC or purchased by SMTC on XPEED's behalf in connection with the assembly of the Product by SMTC;

1.7 "Services" means the provision by SMTC of all required materials as set out in the Master Bill of Material together with all assembly services including but not limited to board level assembly, in-circuit and functional testing, packaging and shipping of finished product. Services will be rendered as required by XPEED pursuant to one or more purchase orders to be issued by it to SMTC pursuant to the provisions of this Agreement.

1.8 "Specifications" means the written specifications that XPEED shall provide to SMTC for each Product, and any revisions thereof, which shall include, without limitation, the Master Bill of Material, schematics, assembly drawings, process documentation, test specifications, current revision number, and XPEED's approved vendor list.

                                       2
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ARTICLE 2.00 - SERVICES TO BE PROVIDED BY SMTC
----------------------------------------------

2.1 XPEED agrees to purchase the Services in accordance with the terms of this Agreement. The Services shall be provided by SMTC in a professional, workmanlike and timely manner during the term of this Agreement and any renewal thereof.


ARTICLE 3.00 - TERM OF AGREEMENT
--------------------------------

3.1 The term of this Agreement shall be for a period of one (1) year from the Effective Date unless terminated earlier pursuant to the provisions of article 14.00 hereof. The term of this Agreement shall automatically be renewed thereafter for successive terms of one (1) year terms unless or until either Party notifies the other in writing at least 120 days prior to the expiration of the initial term or other successive term that it does not wish to renew.


ARTICLE 4.00 - PRICING
----------------------

4.1 XPEED agrees to pay SMTC's prices then in effect for raw materials required for the Product and all other aspects of the Services required in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed by the parties in writing, all prices quoted by SMTC shall remain in effect for a period of three (3) months from the date of written quotation, with update pricing provided to XPEED on a quarterly basis. Such prices shall be exclusive of all applicable taxes. In the event that there is a change in market conditions or pricing from suppliers in connection with any raw materials to be purchased by SMTC, then either Party may request amendment to any quoted price by giving written notice to the other Party detailing the specific reasons for the requested pricing change. The Parties shall then use their best efforts to attempt to negotiate, in good faith, any required amendment to any such initially quoted price(s) to fairly reflect the change in market conditions. If such an amendment is negotiated by the Parties, an appropriate adjustment shall be made to the price for each unit of product incorporating any devices subject to the price change from initial quoted prices.

4.2       Terms of Payment are Net 30 days from date of invoice.

4.3 In the event that XPEED introduces or requires changes to the Product, and if any such change results in an increase/decrease in the price of, or time required for, the performance of any aspect of the work covered by this Agreement, the Parties will negotiate, in good faith, an appropriate adjustment to the contract pricing and or delivery schedule to reflect such changes. XPEED shall be responsible for all costs related to obsolescence and additional set-up costs relating to the any Product changes requested by XPEED; provided, however, SMTC will make every effort to minimize such costs.

4.4 The Parties agree that SMTC allocates a material scrap/shrinkage factor of 3% of the unit material cost. In the event that XPEED's design of material components and/or required procurement of components from XPEED's approved vendor list directly results in the normal yield characteristics of a component and/or assembly process not being met, SMTC shall have the right to invoice XPEED for any scrap and/or shrinkage cost in excess of the 1% level and/or any additional process assembly costs, provided that (1) SMTC has
                                              -------- ----
provided XPEED with written reports indicating SMTC's detection of the fault(s) which is attributable to XPEED's design and (2) SMTC has used its best efforts to reduce material scrap and shrinkage to less than 3%.

4.5 It is understood and agreed that SMTC's quoted manufacturing charge is based on standard deliveries of components available to the electronics industry. In the event that certain components are on allocation or in the event that additional costs are incurred in order to procure

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components to meet changes in XPEED's forecast that are beyond the agreed upon allowable variance in scheduling, then such additional costs shall be invoiced to XPEED. In addition, XPEED shall be responsible for any additional costs resulting for engineering changes made by XPEED, replacement of suppliers by XPEED or special transportation of Products requested by XPEED, including without limitation, all applicable freight charges, duties, taxes and brokerage fees, and XPEED shall indemnify and save harmless SMTC in connection with such costs. SMTC shall keep XPEED advised of any additional costs that may arise from the occurrence of such events and shall obtain XPEED's written approval prior to incurring any such additional costs.

4.6 Both SMTC and XPEED shall proactively plan and implement cost reduction programs, including cost reductions to the raw material, product or assembly processes. XPEED will receive one hundred percent (100%) of all demonstrated cost reductions initiated by XPEED in the form of an immediate reduction in the pricing charged to XPEED for SMTC's Services. Upon implementation of any cost reductions which have been initiated by SMTC and approved by XPEED, SMTC will receive fifty percent (50%) of the demonstrated cost reduction for a period of three (3) months and the other fifty percent (50%) of the demonstrated cost reduction will be applied as a reduction to the amount invoiced to XPEED for SMTC's Services. After such three (3) month period, one hundred percent (100%) of the cost reduction will be applied as a reduction to the pricing charged to XPEED for SMTC's Services. XPEED will own all right, title, and interest to any Product designs or Specifications regardless of whether they were initiated or conceived by XPEED or SMTC. SMTC will execute any additional documentation reasonably necessary for XPEED to secure and maintain intellectual property rights in such Product designs or Specifications.


ARTICLE 5.00 - PROTECTION OF PROPRIETARY TECHNOLOGY AND TRADEMARKS; LICENSE.
---------------------------------------------------------------------------

5.1 SMTC recognizes and agrees that the Products may incorporate certain proprietary information developed and owned or licensed by XPEED, including, without limitation, software, source and object codes ("Product Technology"). All Product Technology is and shall remain the property of XPEED. SMTC undertakes that it will not, directly or indirectly, manufacture, process, label, package, supply, or sell, any Product, or other products utilizing Product Technology, except as contemplated by the terms of this Agreement. SMTC further agrees not to carry on or engage in, directly or indirectly, on its own or through any individual, partnership, company, association, or entity, any business or other activity utilizing Product Technology.

5.2 For each Product, subject to the terms and conditions of this Agreement, XPEED grants SMTC a non-transferable, non-exclusive, royalty-free license to use the Specifications solely to manufacture the Products and otherwise perform its obligations hereunder.


ARTICLE 6.00 - OWNERSHIP OF PROPERTY
------------------------------------

6.1 The Parties acknowledge and agree that the Property is owned by XPEED and shall not be disposed of in any way without XPEED prior written authorization. SMTC agrees to act in a commercially reasonable and prudent manner in its handling and storage of XPEED Property so as to minimize any loss or damage thereto. SMTC further agrees to segregate the Property from other materials in SMTC's possession and ensure that at all times the Property is clearly identified as being the Property of XPEED. The Parties acknowledge and agree that the Property consigned by XPEED to SMTC for the purpose of SMTC fulfilling the Services is to be independently insured by XPEED in the event that SMTC's general insurance does not cover a claim for any reason and/or circumstance.

6.2 XPEED shall have the right upon reasonable notice to inspect the premises of SMTC to ensure that the requirements of this Agreement, including, without limitation, paragraph 5.1 above, are being complied with by SMTC at all times.

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ARTICLE 7.00 - LIABILITY FOR INVENTORY
--------------------------------------

7.1 The inventory held by SMTC on behalf of XPEED to meet the finished product volumes contained in the forecast, that are defined as customer specific or Non-Cancelable or Non-Returnable (NCNR), shall be XPEED's responsibility in the event of any variation or termination of this Agreement. XPEED further agrees that it shall be responsible for all inventory that the Parties mutually agree in writing to designate as non-cancellable and non-returnable as listed in
Schedule 4. XPEED also acknowledges and agrees that at the end of the life of a Product or upon termination of this Agreement (other than by XPEED pursuant to section 14.1), it shall be liable that for any inventory which the Parties agree should be deemed excess and obsolete due to Minimum Purchase Quantities (MPQ) set by various component suppliers or due to the requirements necessary for SMTC's automated manufacturing processes. A list detailing the NCNR, obsolete, excess and/or customer specific material will be provided to XPEED by SMTC on a monthly basis. SMTC will at all times try to minimize the level of Inventory necessary to support the manufacture of the Products. SMTC shall obtain XPEED's written authorization prior to making any extraordinary purchases which SMTC believes is necessary (i.e., long lead time, allocation, supplier imposed, etc.).


ARTICLE 8.00 - VARIATIONS TO MASTER BILL OF MATERIAL
----------------------------------------------------

8.1 The parties agree that the parts and materials on the Master Bill of Materials list shall be subject to amendment from time to time as a result of engineering changes, introduction of new designs and obsolescence of prior designs as determined by XPEED and that SMTC only manufacture the Products using components obtained from vendors included on the XPEED approved vendor list.


ARTICLE 9.00 - LIMITED WARRANTY AND LIMITATIONS OF DAMAGES
----------------------------------------------------------

9.1 SMTC warrants that the Products will conform to XPEED's applicable Specifications and will be free from defects in workmanship for a period of one
(1) year from the date of delivery to XPEED. Components and materials are warranted for one hundred (100) days or to the same extent that the original manufacturer warrants the materials, whichever is longer. This warranty does not apply to (a) materials consigned or supplied by XPEED to SMTC; (b) defects resulting from XPEED's design of the Products; or (c) Product that has been abused, damaged, altered or misused by any person or entity after title passes to XPEED. Notwithstanding anything else in this Agreement, SMTC assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by XPEED. Upon any failure of a Product to comply with the above warranty, SMTC's sole obligation, and XPEED's sole remedy, is for SMTC, at its option, to promptly repair or replace such unit and return it to XPEED freight pre-paid. In order to obtain performance under this warranty, the XPEED shall deliver the Product to SMTC at SMTC's expense. SMTC shall be responsible for any delivery costs associated with the return of the Product from XPEED's location or XPEED's end customer's location. Under this warranty, SMTC will make every effort to provide XPEED with repaired or replaced Product within five (5) days of receipt of a defective Product and a failure analysis report within ten (10) days of receipt of a defective Product.

9.2 SMTC shall provide board level assembly and testing will be performed by SMTC in accordance with specifications and procedures to be agreed upon by the Parties. SMTC further warrants that it shall comply with all applicable laws and regulations in providing the Services.

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9.3       SMTC represents and warrants that it will manufacture the Products in
ISO 9002 certified facilities and notify XPEED should there be any change in the certification status. The parties shall identify a standard quality reporting method of quality data and process response mechanisms which will be provided to XPEED on an ongoing basis.

9.4 SMTC represents and warrants that it has been granted or issued all permits required for the storage, handling, and disposal of all materials or hazardous waste used by SMTC in the performance of this Agreement. SMTC has implemented programs necessary to monitor and maintain all required licenses and permits and to prevent releases of the material to the environment. SMTC's employees shall have been trained to properly, safely, and legally (in accordance with all applicable local, state, and federal laws and regulations) handle hazardous material and wastes. SMTC shall notify XPEED in writing, immediately upon discovery of any regulatory action taken or initiated against SMTC, whether or not such action relates to or arises out of this Agreement, that may impact SMTC's ability to deliver the Products. Regulatory compliance and management of SMTC's facilities and processes is strictly the responsibility of SMTC and XPEED has no express or implied responsibility for the same.

9.5 It is understood by and between the parties that there are no express warranties in this Agreement other than the warranties provided in Section 8.1, above. SMTC MAKES NO WARRANTY OF MERCHANTABILITY OF THE PRODUCTS OR OF THE FITNESS OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE.

9.6 UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR SPECIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT OR ANY WARRANTY, EXPRESS OR IMPLIED UNDER THIS AGREEMENT.


ARTICLE 10.00 - SCHEDULE OF DELIVERIES / ORDER REQUIREMENTS / FORECAST
----------------------------------------------------------------------

10.1 During the term of this Agreement, XPEED provide sixty (60) days of releases in the form of Purchase Orders on or prior to the fifteenth (15/th/) day of each month, which will set forth specifics as to required quantities and delivery dates. Upon acceptance and acknowledgement of XPEED's Purchase Orders by SMTC, SMTC will be obligated to manufacture and deliver to XPEED, and XPEED will be firmly and irrevocably obligated to buy from SMTC the Products set forth in the Purchase Orders. Purchase order and Forecast revisions are subject to the Time Fences/Allowable Quantity Variations identified in the chart below. Upon acceptance and acknowledgment of XPEED's Purchase Orders by SMTC, XPEED will be firmly and irrevocably obligated to buy from SMTC and SMTC will be obligated to manufacture and deliver to XPEED the Products set forth in the Purchase Orders. Purchase Order and Forecast revisions are subject to the Time Fences/Allowable Quantity Variations identified in the chart below. At the completion of manufacturing the assembly SMTC will hold finished goods for no more than fifteen (15) days beyond a schedule that is within the time fences that are non-cancelable. SMTC will then either invoice XPEED and ship the goods or will make arrangements to invoice and store/hold the finished goods on behalf of XPEED

10.2 On or prior to the fifteenth (15th) day of each month, XPEED will additionally provide a rolling Forecast of its estimated monthly requirements covering the six (6) months beyond the issued Purchase Orders.

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ALLOWABLE VARIANCE FROM FORECAST

--------------------------------------------------------------------------------------------------------------------
Month after Date of       Allowable              % Cancellable           % Reschedule           Maximum
Forecast                  Quantity Increase                                                     Reschedule Date
--------------------------------------------------------------------------------------------------------------------
One                       20%                    0%                      0%                     0
--------------------------------------------------------------------------------------------------------------------
Two                       50%                    25%                     50%                    30 days
--------------------------------------------------------------------------------------------------------------------
Three                     50%                    50%                     50%                    60 days
--------------------------------------------------------------------------------------------------------------------
Four                      75%                    50%                     75%                    60 days
--------------------------------------------------------------------------------------------------------------------
Five                      100%                   100%                    100%
--------------------------------------------------------------------------------------------------------------------
Six                       100%                   100%                    100%
--------------------------------------------------------------------------------------------------------------------

In the event that XPEED requires Product quantity increases to the purchase order schedule, SMTC shall use its best efforts to procure/pull-in deliveries of components to meet the increased quantity demands. SMTC will manage materials in a manner which would enable SMTC to support a ten percent (10%)) to twenty percent (20%) upside in XPEED's forecast.


10.2 In the event that XPEED issues any Engineering Change Orders (ECO) or any similar orders or notices requiring any change in the Products listed in XPEED's purchase orders that effects the agreed upon delivery date, SMTC shall have the right to invoice and ship or invoice and hold the finished goods, prior to completion of the requested ECO or change notices, fifteen (15) days after the original schedule date. All assembled and work in process product requiring treatment by this ECO will be considered rework. Any rework charges will be negotiated between XPEED and SMTC and executed upon receipt of a rework purchase order from XPEED.


ARTICLE 11.00 - TECHNICAL INFORMATION AND ASSISTANCE
----------------------------------------------------

11.1 XPEED agrees to provide SMTC with relevant information concerning XPEED's current financial information upon request; provided that SMTC shall not make such a request more than once per calendar quarter. SMTC is to use this information for the sole purpose of an on-going financial review of the operations of XPEED and cannot convey directly or indirectly any of this information without the approval of XPEED.

11.2 The Parties agree to mutually advise each other from time to time without charge with respect to all technical information relating to the Product.


ARTICLE 11.00 - ASSIGNMENT
--------------------------

11.1 This Agreement shall not be assigned by either Party without first receiving the written consent of the other Party, which shall not be unreasonably withheld.


ARTICLE 12.00 - INDEMNIFICATION
-------------------------------

12.1      Patents, Copyrights, Trade Secrets, Other Proprietary Rights.
          ------------------------------------------------------------

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(a)       SMTC shall use commercially reasonable efforts to procure from vendors of components and materials indemnity protection extending to XPEED, including the defense of actions and payment of all claims, costs, damages, judgments and reasonable attorneys' fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights with respect to all components and materials procured by SMTC under this Agreement.

(b) In the event that SMTC is unable to secure the indemnity contemplated under Section 12.1 for any part selected by SMTC, SMTC shall notify XPEED and allow XPEED to participate in discussions with the part supplier in question with regard to securing such indemnification. If the indemnification is still not available after this process, XPEED may then approve the part without indemnification or ask that SMTC source the part elsewhere. XPEED will be responsible for any change in price of the part in question.

12.2      Product Liability.
          -----------------

(a) SMTC Indemnification. SMTC hereby accepts responsibility for, and shall defend, indemnify, and hold harmless XPEED, its officers, directors, employees, agents, and shareholders against, any liabilities (including, without limitation, costs and expenses of litigation, reasonable attorneys' fees, settlements, and damages) arising from (a) workmanship defects in the Products supplied by SMTC and (b) SMTC's failure to manufacture the Products in accordance with Specifications. XPEED shall promptly notify SMTC of any claims related to such indemnification and no such claim shall be settled without SMTC's prior written consent.

(b) XPEED Indemnification. XPEED hereby accepts responsibility for, and shall defend, indemnify, and hold harmless SMTC, its officers, directors, employees, agents, and shareholders against, any liabilities (including, without limitation, costs and expenses of litigation, reasonable attorneys' fees, settlements, and damages) arising from defects in the Specifications or the design of the Products. SMTC shall promptly notify XPEED of any claims related to such indemnification and no such claim shall be settled without XPEED's prior written consent.

ARTICLE 13.00 - CONFIDENTIALITY
-------------------------------

13.1      Confidential Information. Information of XPEED including, but not
          ------------------------
limited to, trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, materials, data, specifications, drawings, processes, results, and formulae and all other business, technical and financial information that is deemed confidential by XPEED (Confidential Information). In particular, but without limitation, the Specifications and the Product components delivered to SMTC by XPEED shall be the Confidential Information of XPEED. SMTC shall, at all times, both during the term of this Agreement and thereafter for a period of three (3) years, keep in confidence all of XPEED's Confidential Information received by it. SMTC shall not use the Confidential Information of XPEED other than as expressly permitted under the terms of this Agreement or by a separate written agreement. SMTC shall take reasonable steps to prevent unauthorized disclosure or use of XPEED's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. SMTC shall not disclose Confidential Information of XPEED to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement and who have entered into written confidentiality agreements which protect the Confidential Information of XPEED.

13.2      Exceptions to Confidential Information. Confidential Information will
          --------------------------------------
not include any information that: (a) becomes known to the general public without fault or breach on the part of SMTC; (b) XPEED customarily provides to others without restriction on disclosure; (c) SMTC obtains from a third party without breach of a nondisclosure obligation and without restriction on disclosure; (d) is already known to SMTC prior to its disclosure XPEED; or (e) must be disclosed by SMTC by statutory or regulatory provision, or court order, provided, however, that SMTC provides notice thereof to XPEED, together with the statutory or regulatory provision or court order on which such disclosure is based, as soon as practicable prior to such disclosure.


ARTICLE 14.00 - RIGHT TO TERMINATE
----------------------------------

14.1 In the event that either Party is in breach of any of its material obligations under this Agreement then the other Party may give written notice of such breach to the defaulting Party and request remedy of same. If the Party in breach fails to remedy said breach within thirty (30) days after the date of notice then this Agreement may be terminated immediately by written notice of termination given by the complaining Party. Notwithstanding the foregoing, any breach of Article 14 ("Confidentiality") above will be deemed a material breach of this Agreement that cannot be cured and the non-breaching Party shall have the right to terminate this Agreement immediately by providing written notice of termination to the other Party.

14.2 This Agreement may also be terminated by either Party upon one hundred and twenty (120) days written notice to the other.

14.3 Notwithstanding the provisions contained in sections 14.1 and 14.2 either Party may terminate this Agreement by written notice to take effect immediately upon receipt thereof by the other Party in the event that the Party receiving notice has become bankrupt or insolvent or has made an assignment for the benefit of creditors, or a receiver is appointed for its business or a voluntary or involuntary petition of bankruptcy is filed, or proceedings for the reorganization of the Party are instituted; or has attempted to assign any part of the rights granted to it under this Agreement without prior written consent of the other Party.


ARTICLE 15.00 - EFFECT OF TERMINATION
-------------------------------------

15.1      Upon termination of this Agreement:

(a)       SMTC shall fulfill its obligations as contained in paragraphs 15.1
(b), (c) and (d) and XPEED shall then immediately assume responsibility for the payment of all XPEED material, work in process, finished Product and all other outstanding XPEED inventory then being held by SMTC, including the inventory being held pursuant to section 6.1 hereof together with all other monies due and owing pursuant to this Agreement;

(b) The Parties shall facilitate the transfer of all of XPEED Property then being held by SMTC to XPEED as contained in paragraph 15.1 (a) including all documentation relating thereto;

(c) SMTC shall immediately return all original design drawings, copies of drawings, Specifications, written descriptions, and other recorded technical information furnished to SMTC by XPEED pursuant to this Agreement; and

(d) Each Party shall cease to use the documentation and information provided to it by the other Party pursuant to the provisions of this Agreement.

15.2      The following Articles shall survive termination of this Agreement:
5.1, .6.1,12.1, 12.2, 13.1, 13.2, 15.1, 15.2 and 18.1-18.8.


ARTICLE 16.00 - FORCE MAJEURE
-----------------------------

16.1 None of the Parties shall be liable for any failure or omission in the performance of any provision of this Agreement, if failure is caused by or shall arise directly or indirectly, from acts of God, Government Orders, legislation, or regulations, embargoes, fire, storm, floods, strikes, labor trouble, wars, riots, failure of carriers or suppliers to transport or furnish materials or other contingencies beyond reasonable control of the Parties. SMTC shall, however, give prompt notice to XPEED in the event of the occurrence of any of the above contingencies that SMTC expects will delay the delivery of the Services or any part thereof in a timely manner. Any notice from SMTC shall include the best estimate of SMTC as to the expected period of delay. Upon receipt of such notice or upon XPEED becoming aware of the occurrence of any of the above contingencies which XPEED reasonably expects will delay the delivery of the Services or any part thereof in a timely manner, XPEED shall be free to obtain some or all of the Services without delay and without penalty that are expected to be the subject of delay from other suppliers during the said period notwithstanding its obligations arising pursuant to this Agreement. In such circumstances, SMTC shall co-operate with XPEED and any new suppliers to achieve a smooth, effective and expeditious transition and SMTC shall deliver any Property as directed by XPEED during the period of delay. SMTC shall be entitled to give notice to XPEED following resolution of any outstanding difficulties resulting from any such contingency in respect of which it has given notice, or that XPEED became aware of, that SMTC is then in a position to provide the affected Services in a timely manner in accordance with the provisions of this Agreement. In any event, XPEED shall then deal with SMTC in connection with the provision of the affected Services commencing on the (30th) day following receipt of such notice from SMTC.

ARTICLE 17.00 - ARBITRATION
---------------------------

Except matters relating to collection of monies owed by either party or the other, pricing of items, or compliance with specifications, Buyer and Supplier agree that any dispute involving any matter arising under the termination of this Agreement shall be resolved by biding arbitration held in Santa Clara County, California, in accordance with the rules of the American Arbitration Association. Such arbitration shall commence within six (6) months of said dispute. To the extent that the dispute is not subject to resolution through arbitration, Buyer and Supplier hereby agree that a lawsuit may only be brought in the appropriate Federal or California State Court located in Santa Clara County, California, having jurisdiction over the subject matter of the dispute or matter. Buyer and Supplier hereby consent to the exercise of personal jurisdiction by any court with respect to any such proceeding.


ARTICLE 18.00 - NOTICE
----------------------

17.1 Any notice required or permitted to be given for the purposes of this Agreement shall be in writing and shall be sufficiently given if personally delivered to an officer of the Party notice is being given to or sent by facsimile, courier or registered letter, postage prepaid and:

      (a) if to SMTC, addressed to it at:

                  SMTC Manufacturing Corporation
                  2302 Trade Zone Blvd

                  San Jose, CA 95131
                  facsimile - (408) 934-7101

      (b) if to XPEED, addressed to it at:

                  XPEED
                  99 West Tasman Drive, Suite 110
                  San Jose, CA 95134
                  Facsimile - (408) 473-8808

and such notice shall be deemed to have been given on the day it was personally delivered or facsimiled or on the fifth business day following which it was mailed; provided, however, if at the time of mailing of any such notice thereafter prior to delivery, normal postal service is interrupted through strikes or other similar irregularities then such notice shall be deemed to have been received on the fifth day following the resumption of normal mail service. Any Party may from time to time change its address for the purpose of receipt of any such notices by giving written notice of such change to the other Party in the manner described.


ARTICLE 18.00 - GENERAL PROVISIONS
----------------------------------

18.1 Nothing contained in this Agreement shall constitute a joint venture or partnership between the Parties hereto.

18.2      Time shall be the essence of this Agreement and of every part thereof.

18.3 Whenever the singular or masculine is used in this Agreement they shall mean and include the plural, neutral and feminine or vice versa as the context of this Agreement shall require.

18.4 The headings and marginal descriptions of all articles herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

18.5 The Parties hereto shall and will execute such further and other papers and documents and do and perform and cause to be done and performed such further acts and things as necessary in order to give full effect to this Agreement and to every part thereof.

18.6 This Agreement shall be governed by and construed in accordance with the laws of the State of California. The Parties agree that the courts of California shall have sole and exclusive judicial jurisdiction to determine any matter arising under this Agreement that cannot be resolved by the Parties directly. It is agreed and understood that any purchase order or other document related to the Services issued by XPEED to SMTC during the term of this Agreement shall be subject to and governed by the terms of this Agreement.

18.7 This Agreement constitutes the entire agreement between the Parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all the representations and warranties of the respective Parties. There are no verbal statements, representations, warranties and undertakings or agreements between the Parties. This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

18.8 This Agreement shall be binding upon and shall ensure to the benefit of the Parties hereto, their permitted successors and assigns.


IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day, month and years set out below.

                           SMTC MANUFACTURING CORPORATION
                           ------------------------------

                           Per:


                                                [illegible]
                                    -----------------------------------
                                        (Authorized Signing Officer)
                                            7th day of June, 2000

                           XPEED Corp.
                           ----------

                           Per:


                                            /s/ Michael Mazzoni
                                    ------------------------------------
                                        (Authorized Signing Officer)
                                            7th day of June, 2000